CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600
General Maritime Corporation Announces Agreement to Acquire Seven
Modern Tankers
Accretive Acquisition to Expand Fleet 50% on a Tonnage Basis and Increase Presence in
VLCC Market
Company Enters Into Commitment Letter With Nordea Bank and DnB NOR for Financing
NEW YORK, June 9, 2010 — General Maritime Corporation (NYSE: GMR) announced today that it has agreed to acquire five Very Large Crude Carriers (VLCCs) built between 2002 and 2010 and two Suezmax newbuildings from companies affiliated with the Metrostar Management Corporation for an aggregate purchase price of approximately $620 million. The acquisition is subject to financing conditions and the completion of customary documentation and closing conditions.
The seven double-hull vessels are expected to be delivered to General Maritime between July 2010 and April 2011. Following the completion of the acquisition, the Company expects to own a fleet of 38 double-hull tankers. The fleet would consist of seven VLCCs, thirteen Suezmax tankers, twelve Aframax, two Panamax and four Handymax product tankers, with an aggregate carrying capacity of approximately 6.0 million dwt.
General Maritime has entered into a commitment letter with Nordea Bank Finland plc and DnB NOR to finance up to 60% of the purchase price for the seven vessels. The commitment letter contemplates a five-year $372 million senior secured credit facility, which would be comprised of a senior secured delayed-draw term loan facility in the aggregate principal amount of up to $372 million, $50 million of which would convert to a revolving credit facility. The Company plans to borrow the full amount under the proposed new credit facility for the proposed vessel acquisitions and intends to explore various alternatives to finance the remaining portion of the purchase price for the proposed vessel acquisitions.
John P. Tavlarios, President of General Maritime Corporation, commented, “We are pleased to continue our tradition of entering into value-creating transactions for shareholders and have once again seized an attractive opportunity to consolidate the tanker market. With this acquisition, we expect to grow our high-quality fleet by approximately 50% on a tonnage basis, further improve the age profile of our fleet and increase our presence in the attractive VLCC market. General Maritime’s exposure to a number of oil tanker subsectors and the product sector combined with its flexible fleet deployment strategy, position the Company to maximize long-term cash flow and achieve a level of stability in results.”
Jeffrey D. Pribor, Chief Financial Officer of General Maritime Corporation, stated, “Since its inception, General Maritime has remained committed to actively consolidating the industry in a manner that meets a strict set of return criteria. In maintaining our disciplined approach, we have entered into an agreement to acquire seven modern vessels at a price we believe to be favorable and accretive to earnings per share and will increase the Company’s long-term earnings power. We continue to receive support from world-class banks and have already obtained a commitment letter to finance up to 60% of this acquisition.”
The following table sets forth information about the seven vessels to be acquired by the Company:

Vessel Name	Vessel Type	DWT	Built		Expected Delivery	Time Charter Rate (1)
Crudemed	VLCC	318,325	2010		July 2010	n/a
Crudesky	VLCC	306,005	2007		October 2010	n/a
Crudesun	VLCC	306,543	2007		October 2010	n/a
Crudestar	VLCC	318,695	2003		July 2010	$32,500	(2)
Crude Progress	VLCC	305,795	2002		July 2010	$33,500	(3)
Hull 430	Suezmax	164,925	2010	(4)	October 2010	n/a
Hull 431	Suezmax	164,925	2011	(4)	April 2011	n/a

Total		1,885,213

(1)	Time charter rate presented is the gross daily charter hire rate contracted by the seller of the vessel before the payment of a third-party brokerage commission. Time charters remains subject to novation by the charterers in connection with the proposed vessel acquisitions.

(2)	Current charter expires January 2011.

(3)	Current charter expires February 2011. Optional 6-month period at $41,000 per day.

(4)	Built date for this vessel is an estimate based on guidance received from the seller and the shipyard.
About General Maritime Corporation
General Maritime Corporation is a leading provider of international seaborne crude oil transportation services. General Maritime also provides transportation services for refined petroleum products. General Maritime’s vessels operate principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. Currently, General Maritime owns a fully double-hull fleet of 31 tankers — two VLCCs, eleven Suezmax tankers, twelve Aframax, two Panamax and four Handymax product tankers — with a total carrying capacity of approximately 4.0 million dwt.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) the obligations of the parties under the acquisition agreements with Metrostar Management Corporation are subject to the completion of an equity issuance by the Company as well as the Company obtaining necessary financing, in each case on or prior to June 24, 2010 as well as customary closing conditions; the Company may terminate the acquisition agreements should it determine not to proceed with an equity issuance during this timeframe; (ii) the Company is seeking an amendment to its existing 2005 Credit Facility in order to incur indebtedness in connection with the proposed vessel acquisitions, which it expects will be entered into during the second quarter of 2010; (iii) the Company may be liable for damages if the proposed vessel acquisitions fail to close as a result of the Company’s unwillingness or inability to obtain or draw upon the proposed new credit facility; and (iv) other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2009 and its subsequent reports on Form 10-Q and Form 8-K. For further information, please refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2010.
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